EXHIBIT 10.1

EMPLOYMENT AGREEMENT

HOOPER HOLMES, INC. (Company), and JAMES M. McNAMEE (Executive) agree to enter into this EMPLOYMENT AGREEMENT dated as of  May 23, 2003 as follows:

1. Supercession of Prior Agreements.

The parties originally entered into an Employee Retention Agreement dated as of January 24, 1990 (the “1990 Agreement”).  The parties have agreed that the terms and conditions set forth in this Agreement shall supersede any and all provisions of the 1990 Agreement and any other existing oral or written agreements, representations, or warranties, between Executive and the Company, and that such agreements shall be null and void and of no further force and effect, except as otherwise specifically provided in this Agreement.

2. Employment.

The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

3. Term of Employment.

The period of Executive’s employment under this Agreement shall begin as of January 1, 2003 and shall continue until terminated in accordance with Section 6 below.  As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date his employment is terminated.

4. Duties and Responsibilities.

(a)

The Company shall employ Executive as its President and Chief Executive Officer.  In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the Company’s Board of Directors (the “Board”).

(b)

During the Employment Term, the Company shall use its best efforts to cause Executive to be elected as a member of the Board and shall include him in the management slate for election as a director at any stockholder’s meeting at which his term otherwise would expire.

(c)

Executive’s duties shall not require him to live or to perform a substantial portion of his duties outside of New Jersey.  Executive’s services shall be performed primarily at the same location as where Executive performed his duties immediately prior to the date of this Agreement or at any other office or location within 25 miles of such current location and not more than an additional 10 miles of commuting distance in comparison to Executive’s commuting distance to the current location.

(d)

Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.  Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with Executive’s performance of his duties and responsibilities under this Agreement.

(e)

Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

5. Compensation and Benefits.

(a)

Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $700,000 per year or such higher rate (“Base Salary”) as may be determined from time to time by the Executive Compensation Committee (the “Compensation Committee”).  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for senior executives.

(b)	Annual Bonus. During the Employment Term, the Company shall pay the Executive:

	(i)	An annual Cash Bonus in such amount as may be determined by the Compensation Committee.

	(ii)	A Stock Award (shares of stock), determined by the Compensation Committee, for continued satisfactory performance.

	(iii)	A Stock Bonus pursuant to the formula set forth in Exhibit A attached hereto.

At the sole discretion of the Compensation Committee the Stock Award and Stock Bonus may be paid in whole or in part in cash in lieu of stock.  For purposes of determining the value of any stock for payment in cash in lieu of stock, the closing price of the Company’s common stock on the day that final year end financials are determined shall be used.

(c)	Vacations. During the Employment Term, Executive will be entitled to six (6) weeks of vacation in any calendar year.

(d)

Company-Provided Automobile.  During the Employment Term, the Company shall provide Executive with the full-time use of an automobile that is similar in style and cost as that afforded to the President and Chief Executive Officer of other similarly situated publicly-traded corporations.

(e)

Financial Planning.  During the Employment Term, the Company shall pay for, or reimburse Executive for the cost of, financial counseling and tax/estate planning services up to a maximum amount of $10,000 per calendar year.

(f)

Other Benefit Plans and Fringe Benefits.  Executive shall be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement.

(g)

Expense Reimbursement.  The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with the Company’s customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with the Company’s policy.

(h)

Office and Administrative Support.  During the Employment Term, Executive shall be entitled to an office or offices of a size and with furnishings and other accouterments, and to secretarial and other assistance, at a level that is at least as favorable as that provided prior to the date of this Agreement.

(i)

Retiree Health Benefits.  The Company will provide the following health benefits to Executive following his termination of employment for any reason, other than termination by the Company for Cause under Section 6(c) under this Agreement, as follows:

(i)

The Company completely at its expense will continue for Executive and his spouse all medical, dental, vision, and prescription drug plans, programs or arrangements, whether group or individual, in which he was entitled to participate prior to his last day of employment until his death.  If Executive’s spouse survives him, the Company will continue her health benefits during her lifetime.  In the event that Executive’s participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which he would have been entitled to receive under such plan, program, or arrangement, for such period.

	(ii)	Any health benefits paid to the Executive hereunder will be offset by any payment to Executive or his spouse by Medicare.

(iii)

For purposes of determining the benefits to be provided under this Section 5(i) after the date Executive or his spouse first becomes eligible for Medicare coverage by reason of  attaining normal social security retirement age but prior to Executive’s or his spouse’s enrollment in Medicare, Executive and his spouse will be assumed to have received an amount from Medicare that would have been payable if he or she  had enrolled in Medicare on the earliest date any Medicare coverage would have become effective for him or her.

(j)

Supplemental Executive Retirement Plan.  In the event that Executive’s employment is terminated for any reason other than 1) death, 2) for Cause prior to his attaining age 65 or 3) termination by executive other than for good reason under Section 6(f) under this agreement prior to the age of 65,  the Company shall continue to pay the full premiums of the life insurance policy in force with respect to Executive under the Company’s Supplemental Executive Retirement Plan as of the date of this Agreement until Executive attains age 65 or, if earlier, Executive’s death.

6. Termination of Employment.

Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 6.  Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 7 below, and, if applicable, Section 8 or 9 below.

(a)	Death. Executive’s employment shall terminate upon Executive’s death.

(b)

Total Disability.  The Company may terminate Executive’s employment upon his becoming “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement.  Executive’s receipt of disability benefits under the Company’s long-term disability benefits plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

(c)	Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause” at any time after providing written notice to Executive.

(i)

For purposes of this Agreement, the term “Cause” shall mean any of the following:  (A) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude but excluding any conviction which results solely from Executive’s title or position with the Company and is not based on his personal conduct; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; or (E) breach of any of the covenants set forth in Section 10 of this Agreement.

(ii)

Executive’s employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based:  (A) was done or omitted to be done as a result of bad judgment on Executive’s part, or without intent of gaining therefrom directly or indirectly a profit to which Executive was not legally entitled, or (B) as a result of his good faith belief that such act or failure to act was not opposed to the interests of the Company.

(iii)

Any determination of Cause under this Agreement shall be made by resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors, other than the Executive, at a meeting of the Board called and held for that purpose.  Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard before such vote is taken by the Board.

(d)	Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause after providing written notice to Executive.

(e)

Termination by Executive for Good Reason.  Executive may terminate his employment under this Agreement for “Good Reason” after providing thirty (30) days’ written notice to the Company.  Termination of employment by Executive for “Good Reason” shall be deemed to have occurred, if Executive terminates his employment following the occurrence of any of the following:

(i)

Without Executive’s express written consent, a change in Executive’s responsibilities, status, or titles or offices which represents a material diminution of the Executive’s responsibilities, status, or titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such titles or offices, except in connection with the termination of Executive’s employment as a result of his death, or by the Company for Total Disability or Cause, or by Executive other than for Good Reason.

(ii)

The Company’s failure to comply with its obligations under this Agreement in any material respect if such failure shall continue for thirty (30) days after notice in writing from Executive specifying such failure.

	(iii)	The failure by the Company to obtain an assumption of the obligations of the Company under this Agreement by any successor to the Company.

(f)

Termination by Executive other than for Good Reason.  Executive may terminate his employment under this Agreement for any reason other than “Good Reason” pursuant to Section 6(e) above after providing thirty (30) days’ written notice to the Company.

(g)

Notice of Termination.  Any termination by the Company or by Executive under this Agreement, other than the death of the Executive, shall be communicated by notice of termination to the other party hereto.  For purposes of this Agreement, a Notice of Termination shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(h)	Termination Date. Termination Date means (i) the date specified in the Notice of Termination, or (ii) if Executive’s employment is terminated because of his death, the date of death.

7. Compensation Following Termination of Employment.

Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)

Earned but Unpaid Compensation.  The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the Termination Date, the amount of any unpaid portion of any bonus earned for any fiscal year ending coincident with or prior to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, all compensation previously deferred, but not yet paid to, Executive, and any vacation accrued to the Termination Date.

(b)

Additional Compensation Payable Following Termination due to Death or Total Disability.  In the event that Executive’s employment is terminated by reason of his death or Total Disability pursuant to Section 6(b) above, the Company shall pay Executive (or his beneficiary) an amount equal to a pro-rated portion of the amount of the Stock Bonus determined under Section 5(b)(iii) for the fiscal year in which his employment is terminated.  Such proration shall be based upon the number of days elapsed prior to the date of termination in the year in which such termination occurs.  Such amount shall be paid within ninety (90) days after the end of the fiscal year following Executive’s death or Total Disability.

(c)	Retiree Health Benefits and Supplemental Retirement Benefits. Executive shall be entitled to retiree health benefits and supplemental retirement benefits pursuant to Section 5 (i) and (j) above.

(d)	Other Compensation and Benefits. Except as may be provided under this Agreement,

(i)

any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 5(f) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)

Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation, except as may be provided pursuant to the terms of such plans, policies and arrangements.

8. Additional Compensation Payable Following Termination Without Cause or Termination for Good Reason.

(a)

Requirements for Additional Compensation.  In addition to the compensation and benefits set forth in Section 7 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below if:

(i)

Executive’s employment is terminated by (A) the Company pursuant to Section 6(d) above for reasons other than death, Total Disability, or Cause, or (B) Executive terminates employment for Good Reason pursuant to Section 6(e) above; and

	(ii)	Section 9 below does not apply.

(b)	Additional Compensation. The Company will provide Executive with the following compensation and benefits in addition to the compensation and benefits described in Section 7 above:

	(i)	Lump Sum Payment. The Company shall pay Executive an amount equal to the product of TWO TIMES the sum of (A) and (B) below:

		(A)	Base Salary as determined under Section 5(a) at the rate in effect immediately prior to his Termination Date; and

(B)

An amount equal to the amount of the bonus determined under Section 5(b)(i) and (ii) for the fiscal year immediately preceding the fiscal year in which his Termination Date occurs plus a pro-rated portion of the bonus determined under Section 5(b)(iii) for the fiscal year in which his Termination Date occurs.  Such proration shall be based upon the number of days elapsed prior to the date of termination in the year in which such termination occurs.

This amount will be paid to Executive in a single lump sum within sixty (60) days after his Termination Date except that the amount payable in respect of Section 5(b)(iii) shall be paid within ninety (90) days after the end of the fiscal year in which Executive’s termination occurs.

(ii)

Welfare Benefits.  In addition to the Retiree Health Benefits provided under Section 5(i) of this Agreement, the Company shall provide for Executive’s continued coverage under all life, disability, and other employee welfare benefit plans, programs, or arrangements, whether group or individual, in which Executive was entitled to participate immediately prior to the date of his termination, until the earliest to occur of:  (A) the end of the 24-month period following the Termination Date;  or (B) Executive’s death (provided that benefits payable to his beneficiaries shall continue until the end of the 24-month period following the Termination Date).  In the event that Executive’s participation in any such employee welfare benefit plan, program, or arrangement of the Company is prohibited, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive from the Company under such plan, program, or arrangement, for such period.

9.  Additional Compensation Payable Following Termination on or After a Change in Control.

(a)

Requirements for Additional Compensation.  In addition to the compensation and benefits set forth in Section 7 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below if a Change in Control occurs and either

(i)

Executive’s employment is terminated at any time prior to the end of the twenty-four (24) month period beginning on the date of the Change in Control by (A) the Company pursuant to Section 6(d) above for reasons other than death, Total Disability, or Cause, or (B) Executive terminates employment for Good Reason pursuant to Section 6(e) above; or

(ii)

Executive’s employment is terminated prior to the date of the Change in Control and it is reasonably demonstrated that such termination (A) occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or in anticipation of a Change in Control.

(b)	Additional Compensation. The Company will provide Executive with the following compensation and benefits in addition to the compensation and benefits described in Section 7 above:

	(i)	Lump Sum Payment. The Company shall pay Executive an amount equal to the product of THREE TIMES the sum of (A) and (B) below:

		(A)	Executive’s annual Base Salary at the highest rate in effect at any time prior to his Termination Date; and

(B)

An amount equal to the amount of the bonus determined under Section 5(b)(i) and (ii) for the fiscal year immediately preceding the fiscal year in which his Termination Date occurs plus a pro-rated  portion of the bonus determined under Section (b)(iii) for the fiscal year in which his Termination Date occurs.

This amount will be paid to Executive in a single lump sum within sixty (60) days after his Termination Date except the amount payable in respect of Section 5(b)(iii) shall be paid within ninety (90) days of the end of the fiscal year in which Executive’s termination occurs.

(ii)

Welfare Benefits.  In addition to the Retiree Health Benefits provided under Section 5(i) of this Agreement, the Company shall provide for Executive’s continued coverage under all life, disability, and other employee welfare benefit plans, programs, or arrangements, whether group or individual, in which Executive was entitled to participate immediately prior to the date of his termination, until the earliest to occur of:  (A) the end of the 36-month period following the Termination Date;  or (B) Executive’s death (provided that benefits payable to his beneficiaries shall continue until the end of the 36-month period following the Termination Date).  In the event that Executive’s participation in any such employee welfare benefit plan, program, or arrangement of the Company is prohibited, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive from the Company under such plan, program, or arrangement, for such period.

(c)	Excise Tax.

(i)

Limitation or Additional Payment.  In the event that any portion of the payments and benefits provided to Executive under this Agreement (without regard to any amount payable under this Section 9(c)) and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then (A) or (B) below shall apply:

(A)

In the event that the Total Payments (without regard to this Section 9(c)) do not exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary the amount payable to Executive under Section 9(b) above shall be reduced such that the value of the aggregate Total Payments that Executive are entitled to receive shall be one dollar ($1) less than such maximum amount.

(B)

In the event that the Total Payments (without regard to this Section 9(c)) exceed 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(ii)

Determination by Accounting Firm.  Subject to the provisions of Section 9(c)(iii) below, all determinations required to be made under this Section 9(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  All fees and expenses of the Accounting Firm shall be paid solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9(c), shall be paid by the Company to Executive not later than the due date for the payment of any Excise Tax.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(iii)

The Company’s Right to Contest Excise Tax.  Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gave such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

	(A)	give the Company any information reasonably requested by the Company relating to such claim;

(B)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

	(C)	cooperate with the Company in good faith in order to effectively contest such claim; and

	(D)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)

Repayment to the Company.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive agrees to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(d)

Non-Competition Covenant Does Not Apply.  The restrictive covenants prohibiting non-solicitation and competitive activities set forth in Section 10(b) and 10 (c) respectively below shall not be applicable to Executive notwithstanding the reasons for termination of Executive’s employment.

(e)	Definition of Change in Control. For purposes of this Section 9, “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:

(i)

Any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company).

(ii)

Individuals who, as of the date hereof, constitute the Board of Directors (as of the date hereof of the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of this office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

(iii)

The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power to the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger of consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20% of the combined voting power of the Company’s then outstanding securities.

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s asset.

10.  RESTRICTIVE COVENANTS.

(a)	Non-Disclosure of Trade Secrets and Confidential Information.

(i)

Executive understands and agrees that Company is engaged in the highly competitive business.  Company’s involvement in this business has required and continues to require the expenditure of substantial amounts of time, money and resources, and the use of skills, knowledge and expertise developed over a long period of time.  As a result, Company has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are unique and valuable to Company’s business, and the disclosure of which to others by Executive would cause Company great and irreparable harm.  Such Trade Secrets and Confidential Information will be disclosed to Executive, in whole or in part, during Executive’s employment by Company.

(A)

The term “Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to Company’s competitors including, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation, techniques and procedures concerning Company’s present and future Products and services.

(B)

The term “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to Company and not generally known to the public, including but not limited to:  (I) Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;  (II)  Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by Company, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to Company the details of which are not generally known;  (III)  Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts, results of marketing efforts or information about impending transactions; (IV)  Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance or other employee information; and (V) Customer information, including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and Company, status of customer accounts or credit, or related information about actual or prospective customer.

(ii)

Company agrees to provide Executive with assistance and access to Confidential Information and Trade Secrets necessary to perform Executive’s job with Company.  Executive agrees, except as specifically required in the performance of Executive’s duties for Company, that Executive will not, during the course of Executive’s employment by Company and for so long thereafter as the pertinent information or documentation remain Trade Secrets, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets.  Executive further agrees except as specifically required in the performance of Executive’s duties for Company, that Executive will not, during the course of Executive’s employment by Company and for two (2) years after the cessation of that employment for any reason, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information.  These obligations, however, shall not apply to any Trade Secrets or Confidential Information, which shall have become generally known to competitors of Company through no act or omission of Executive.

(b)	Non-Solicitation of Customers.

(i)

Executive agrees that while employed by Company, Executive will have contact with and become aware of Company’s customers and the representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers, as well as Confidential Information and Trade Secrets.  Executive further agrees that loss of such customers and misuse of Confidential Information and Trade Secrets will cause Company great and irreparable harm.

(ii)

Executive agrees that for 12 months after the cessation of employment with Company Executive will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any customer of Company. For the purposes of this paragraph, “contact” means interaction between Executive and the customer which takes place to further the business relationship, or performing services for the customer, on behalf of Company

(c)

Competitive Activity.  Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company.  Executive, therefore, covenants and agrees that at all times during the Employment Term and for a period of two (2) years thereafter, he shall not, without the written consent of the Board of Directors, directly or indirectly, engage in, assist, or have any active interest or involvement (whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less that 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in any business  (i) engaged in by the Company on the date of termination  (ii) manufacturing, selling, leasing or distributing machinery, equipment or products used or produced in connection with the activities described in clause (i) or (ii) above, or (iii) any other material business engaged in by the Company, which is located within 100 miles of  the principal place of business of the Company, the principal place of business of any corporation or other entity owned, controlled by (or otherwise affiliated with) the Company by which he may also be employed or served by him as an officer or director, or any other geographic location in which Executive has specifically represented the interests of the Company or such other affiliated entity, in any of the businesses described above during the twelve (12) months prior to the termination of his employment.

(d)

Non-Solicitation of Executives.  Executive agrees that for as long as Executive is employed by Company and for twelve (12) months after the cessation of employment with Company Executive will not recruit, or attempt to recruit, directly or by assisting others, any other employee of Company with whom Executive had contact during Executive’s employment with Company.  For the purposes of this paragraph, “contact” means any interaction whatsoever between Executive and the other employee.

(e)

Non-Disparagement.  Executive covenants and agrees that during the course of his employment by the Company or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

(f)

Return of Documents and Other Materials.  Executive shall promptly deliver to the Company, upon termination of his employment, or at any other time as the Company may so request, all lists of customers, leads and customer pricing, data processing programs and documentation, employee information, memoranda, notes, records, reports, tapes, manuals, drawings, blueprints, programs, and any other documents and other materials (and all copies thereof) relating to the Company’ business or that of its customers, and all property associated therewith, which Executive may then possess or have under his control.

11. Enforcement of Covenants.

(a)

Termination of Employment and Forfeiture of Compensation.  Executive agrees that in the event that the Company determines that he has breached any of the covenants set forth in Section 10 above during his employment, the Company shall have the right to terminate his employment for Cause.  In addition, Executive agrees that if the Company determines that he has breached any of the covenants set forth in Section 10 at any time, the Company shall have the right to discontinue any or all remaining benefits payable pursuant to Section 8 above, as applicable.  Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive.

(b)

Right to Injunction.  Executive acknowledges that a breach of the covenants set forth in Section 10 above will cause irreparable damage to the Company with respect to which the Company’ remedy at law for damages will be inadequate.  Therefore, in the event of breach or anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity:  injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(c)

Separability of Covenants.  The covenants contained in Section 10 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 10 permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Executive and the Company further agree that the covenants in Section 10 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 10.

12. Withholding of Taxes.

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13. Resolution of Disputes.

(a)

Negotiation and Arbitration.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation.  If the dispute has not been resolved by negotiation within thirty (30) days, the parties shall endeavor to resolve it by mediation.  Unless the parties otherwise agree, the mediator shall be selected from the CPR Panel of Distinguished Neutrals.  Any dispute which remains unresolved thirty (30) days after the appointment of a mediator shall be settled by arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

(b)

Payment of Legal Fees.  To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by Executive as a result of the Company’s refusal to provide the benefits to which Executive’s becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

14. No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive.  The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement.  Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

15. Successors and Assignment.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

(a)

Company Successor. The Company shall require any person (or persons acting as a group) who acquires ownership or effective control of the Company or ownership of a substantial portion of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such acquisition had taken place.  As used in this Agreement, “the Company” shall mean the Company as defined in the first sentence of this Agreement and any person (or group) who acquires ownership or effective control of the Company or ownership of a substantial portion of the business or assets of the Company or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

(b)

Assignment by Executive.  The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 16 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

16. Entire Agreement; Amendment.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment.  It may not be amended except by a written agreement signed by both parties.

17. Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

18. Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, New Jersey 07920
Attention: Corporate Secretary

To Executive:

James M. McNamee
Mary Knoll Drive
P.O. Box 520
New Vernon, New Jersey 07967

19. Miscellaneous.

(a)

Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)

Separability.  If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)

Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.

HOOPER HOLMES, INC.			EXECUTIVE

By:	/s/ ROBERT WILLIAM JEWETT		/s/ JAMES M. MCNAMEE

Name:	Robert William Jewett		James M. McNamee

Title:	Secretary and General Counsel	Date:	May 23, 2003

Date:	May 23, 2003